                                                    Exhibit (12)

                                                SNAP-ON INCORPORATED
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                               (Amounts in millions)

                                                     Thirteen Weeks Ended             Thirty-nine Weeks Ended
                                               -------------------------------    -------------------------------
                                               September 29,     September 30,    September 29,     September 30,
                                                   2001              2000             2001              2000
                                               -------------     -------------    -------------     -------------

  Net Earnings                                      $     .6          $   28.4         $   36.4            $134.8

  Adjustments:
       Income taxes                                      2.6              16.3             26.7              63.0
       Minority interest in earnings
         of consolidated subsidiaries                     .6                .5              1.6               1.7
       Cumulative effect                                   -                 -              2.5             (25.4)
                                                    --------          --------         --------          --------
       Earnings as Defined                               3.8              45.2             67.2             174.1

  Fixed Charges:
       Interest on debt                                  9.1              10.3             27.2              31.2
       Interest element of rentals                       1.3               1.3              3.9               3.9
                                                    --------          --------         --------          --------
  Total Fixed Charges                                   10.4              11.6             31.1              35.1
                                                    --------          --------         --------          --------
  Total Adjusted Earnings Available
    for Payment of Fixed Charges                    $   14.2          $   56.8         $   98.3          $  209.2
                                                    ========          ========         ========          ========

  Ratio of Earnings to Fixed Charges                     1.4               4.9              3.2               6.0
                                                    ========          ========         ========          ========


  For purpose of computing this ratio, "earnings" consists of (a) income from continuing operations before income taxes and adjusted for minority interest, and (b) "fixed charges," which consists of interest on debt and the estimated interest portion of rents.
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